Exhibit 10.2
AGREEMENT AND MUTUAL RELEASE
     This Agreement and Mutual Release (the “Agreement”) is made as of the date last set forth below by and between Chicago Bridge & Iron Company (Delaware), a Delaware corporation (“CB&I Delaware”), Chicago Bridge & Iron Company N.V., a Netherlands corporation (“CBINV”), Chicago Bridge & Iron Company B.V., a Netherlands corporation (“CBIBV”) (hereinafter referred to collectively, together with all of their respective affiliates and subsidiaries, as the “Company”) and Gerald M. Glenn (the “Executive”) (together, the “Parties”).
     WHEREAS, the Executive was employed by CB&I Delaware as President and Chief Executive Officer from May 27, 1996 until his employment ended on February 3, 2006, was Chairman of the Supervisory Board of CBINV (the “Supervisory Board”) from April 2, 1997 to February 3, 2006, and has been a member of the Supervisory Board and a director of CBIBV since March 24, 1997;
     WHEREAS, CBIBV resigned as sole managing director of CBINV on February 8, 2006; and
     WHEREAS, the Parties wish to resolve amicably disputes between the Executive and the Company, and establish the Executive’s resignation from the Supervisory Board and as a director of CBIBV, as well as his resignation from any and all other positions, if any, that he may hold or have held at the Company, and establish the terms of the arrangement with respect thereto;
     NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

     1. Resignation from Positions. The Executive hereby resigns, effective as of the Executive’s execution of this Agreement, from his positions as a member of the Supervisory Board and as a director of CBIBV, as well as from any and all other positions, if any, that he may hold at the Company.
     2. Consideration. In return for the timely execution and nonrevocation of this Agreement, and provided that the Executive has complied with all conditions set forth in this Agreement, including, but not limited to, the noncompetition and nonsolicitation provisions of Section 8 and the standstill provision of Section 10, CB&I Delaware agrees to provide the Executive with the following consideration (the “Consideration”):
          (a) Cash Payment. CB&I Delaware agrees to pay the Executive seven hundred thirty-five thousand dollars ($735,000.00), less an amount as set forth in the Company’s letter dated May 2, 2006 regarding payments made under this Agreement, and less all applicable taxes and withholdings (the “Cash Payment”). This Cash Payment shall be made in one lump-sum payment on the eighth (8th) day after the Executive’s execution of this Agreement.
          (b) LTIP Distributions.
          With respect solely to the Executive’s rights pursuant to stock option award agreements issued to the Executive under the Chicago Bridge & Iron 1999 Long-Term Incentive Plan (the “1999 Plan”) and currently outstanding (the “Award Agreements”), the Executive is eligible for exercise and vesting pursuant to Section 2.34 of the 1999 Plan and the applicable Award Agreements.
     3. Execution of this Agreement. The Company hereby advises the Executive to consult with an attorney of his own choosing before signing this Agreement and he may take twenty-one (21) calendar days to do so (although the Executive may voluntarily sign this

Agreement prior to the end of the twenty-one (21) day period). The Executive must execute and return this Agreement to Mr. Walter G. Browning, c/o CB&I, 2103 Research Forest Drive, The Woodlands, Texas 77380, no later than 5:00 p.m. CST on May 23, 2006.
     4. The Executive’s Release. In exchange for the Consideration, which the Executive acknowledges he would not otherwise be entitled to receive, the Executive and his heirs, executors and assigns hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company and any and all entities that are, have been or may become associated with the Company in the future in any manner whatsoever, and any of its or their respective past, present and future officers, directors, stockholders, attorneys, accountants, consultants, advisors, representatives, agents, employees, corporate affiliates, subsidiaries and parent companies (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, loans, judgments, liens, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages (including compensatory, punitive or liquidated damages), executions, obligations, liabilities and expenses (including attorneys’ fees and costs), of every kind and nature that they ever had or now have against any or all of the Released Parties, known or unknown, at law or equity or otherwise, including, but not limited to, all claims arising out of the Executive’s employment with and/or separation from CB&I Delaware, his service on the Supervisory Board, his service as an officer or director of the Company, his termination as Chairman of the Supervisory Board or the resignation of CBIBV as sole managing director of CBINV, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq. and Tex. Lab. Code Ann. § 21.001 et seq. (Texas civil rights law), all as amended, and all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq. and the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514A (Sarbanes-Oxley whistleblower provision), all as amended, all claims arising under the Chicago Bridge & Iron Salaried Employee Severance Pay Plan, all claims arising under the Chicago Bridge & Iron Company Change of Control Severance Agreement or any other change of control or similar agreement, all claims under federal or state securities laws, and all common law claims or claims based on Dutch law, including, but not limited to, actions in tort, defamation, breach of contract or violation of public policy, all claims to any unvested ownership interest in CBINV or any of its affiliates or subsidiaries, contractual or otherwise, including, but not limited to, claims to stock or derivative claims, all whistleblower actions, claims for personal or business injury, fringe benefit claims, claims arising out of the lawsuit the Executive filed on February 13, 2006 against CBINV in the Netherlands, Case Number KG 06/261 (the “Dutch Action”), and any claim or damage arising out of the Executive’s employment with and/or separation from CB&I Delaware (including any claim for retaliation), his service on the Supervisory Board, his service as an officer or director of the Company, his termination as Chairman of the Supervisory Board or the resignation of CBIBV as sole managing director of CBINV under any common law or Dutch law theory or any federal, state, local or Dutch statute or ordinance not expressly referenced above, and the Executive specifically waives the benefit of any statute or rule of law which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not now known by the Executive to exist; provided, however, that nothing in this Agreement shall: (a) prevent the Executive from filing, cooperating with or participating in any proceeding before the EEOC or any state Fair Employment Practices Agency (except that the Executive acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding); (b) affect the Executive’s rights or obligations: (i) under Section 5 of the Agreement between CBINV and the Executive dated as of September 1, 1999; or (ii) with respect to any stock options or performance shares (to the extent those options and performance shares are outstanding and vested as of the date hereof, will vest pursuant to this Agreement or, as to performance shares, may vest as a result of the Executive’s having been employed through February 3, 2006); (c) prevent the Executive from making claims for indemnification and/or advancement of fees pursuant to Section 11 hereof; or (d) prevent the Executive from defending against any and all claims for repayment under Section 304 (as defined in Section 12 hereof) pursuant to Section 12 hereof filed by the Company and/or any of its past or present officers, directors, stockholders, attorneys, accountants, consultants, advisors, representatives, agents, employees, corporate affiliates, subsidiaries and parent companies or any other entity against the Executive. The Executive represents that he has reviewed the letter from the Company dated May 2, 2006 setting forth the options and performance shares provided to him and agrees that such letter contains an accurate and complete list of all options and performance shares to which he is or has been entitled (other than options and shares previously exercised or received) and the timing with respect to their expiration and neither has asserted nor will assert any claims with respect to any equity compensation other than that discussed in the letter.
     5. The Company’s Release. In consideration of the exchange of the promises contained herein and for such other good consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Executive and his heirs, executors and assigns from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, loans, judgments, liens, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages (including compensatory, punitive or liquidated damages), executions, obligations, liabilities and expenses (including attorneys’ fees and costs), of every kind and nature that it ever had or now has against the Executive and his heirs, executors and assigns, known or unknown, at law or equity or otherwise, including, but not limited to, all claims arising out of his employment with and/or separation from CB&I Delaware, his service on the Supervisory Board, his service as an officer or director of the Company, his termination as Chairman of the Supervisory Board or the resignation of CBIBV as sole managing director of CBINV, all claims under federal or state securities laws, all common law claims or claims based on Dutch law, including, but not limited to, actions in tort, defamation, breach of contract or violation of public policy, claims for personal or business injury, fringe benefit claims, claims arising out of the Dutch Action, and any claims under any common law or Dutch law theory or any federal, state, local or Dutch statute or ordinance not expressly referenced above, and the Company specifically waives the benefit of any statute or rule of law which, if applied to this Agreement, would otherwise exclude from its binding effect any claims not now known by the Company to exist; provided, however, that nothing in this Agreement prevents the Company from bringing a claim: (a) that arises from any intentional misconduct engaged in by the Executive as an employee, officer, director or member of the Supervisory Board or the Company, including, but not limited to, misappropriation, theft or fraud; (b) for breach of fiduciary duty as an employee, officer, director or member of the Supervisory Board or the Company; (c) in defense of or in response to any claim by the Executive for indemnification and/or advancement of fees; or (d) that arises for repayment under Section 304 pursuant to Section 12 hereof.
     6. Withdrawal of Complaint and Covenant Not to Sue. The Executive acknowledges that the Dutch Action has been dismissed and agrees not to refile the Dutch Action or any other action seeking the same or substantially the same relief. The Executive represents that, except for the Dutch Action, he has not filed any complaints or charges against any of the Released Parties with any foreign or United States federal, state or local court, agency or tribunal. The Executive agrees that he shall not file, commence, prosecute or intervene in any other lawsuit, arbitration, judicial action, administrative or other proceeding in any jurisdiction or before any foreign or United States federal, state or local court, agency or tribunal based on or relating to any claims or causes of action arising from or related to the claims released in Section 4 above, except as provided therein. He also agrees to waive any and all rights to recover monetary damages in any lawsuit, arbitration, judicial action, administrative or other proceeding relating to any of the Released Parties that may be brought on his behalf in any foreign or United States federal, state or local court, agency or tribunal by any entity or individual; provided, however, that the Executive does not waive rights to indemnification and/or advancement of fees pursuant to Section 11 hereof.
     7. Cooperation. The Executive agrees to fully cooperate with the Company in the investigation, defense or prosecution of any government investigation, claims or actions now in existence or which may be brought in the future against or on behalf of the Company or any of its owners, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, subsidiaries, affiliates or parents (and agents, directors, officers, employees, representatives and attorneys of such subsidiary, affiliate or parent) and all persons acting by, through, under or in concert with any of them. Such cooperation shall include, but not be limited to, meeting with representatives of the Company upon reasonable notice at reasonable times and locations to prepare for discovery or any mediation, arbitration, trial, administrative hearing or other proceeding or to act as a witness. In furtherance of the cooperation to be provided under this Section, the Executive agrees that he will provide accurate and complete information and testimony. Moreover, unless otherwise prohibited by law, the Executive shall notify the General Counsel of the Company if the Executive is asked by any person, entity or agency other than the Company to assist, testify or provide information in any such proceeding or investigation. Such notice shall be in writing and sent by overnight mail within two (2) business days of the time the request for assistance, testimony or information is made to the Executive. If the Executive is not legally permitted to provide such notice, he agrees that he shall request that the person, entity or agency seeking assistance or information provide notice consistent with this Section.
     8. Noncompetition and Nonsolicitation. The Parties recognize that during the Executive’s employment with CB&I Delaware, he had access to and was provided with confidential and proprietary information of a special and unique value relating to the Company, and that the Executive will continue to have access to and be provided with certain of such information in connection with, at a minimum, his duties of cooperation as set forth in Section 7 hereof. Accordingly, in exchange for the Consideration set forth in Section 2 hereof and as a further material inducement to the Company to enter into this Agreement, and to protect the information that has been and will be provided to the Executive and further enforce the Executive’s promises regarding the protection of confidential and proprietary information as set forth with specificity in Exhibit A hereto, the Executive agrees that:
          (a) Noncompetition and Nonsolicitation. For a period of eighteen (18)

months from the date this Agreement becomes binding and enforceable, the Executive shall not:
               (i) in the geographical areas that the Company does business or has done business at the time of the Executive’s departure, directly or indirectly engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than three percent (3%) of the outstanding stock of a publicly-held company) that is competitive with the business of the Company, including, but not limited to, any business or enterprise that develops, manufactures, markets or sells any product or service that competes with any product or service developed, manufactured, marketed or sold, or planned to be developed, manufactured, marketed or sold, by the Company while the Executive was employed by CB&I Delaware;
               (ii) either alone or in association with others, directly or indirectly: (A) solicit, recruit, induce or attempt to solicit, recruit or induce, or permit any organization directly or indirectly controlled by the Executive to solicit, recruit, induce or attempt to solicit, recruit or induce, any employee of the Company to leave the employ of his or her employer; or (B) solicit, recruit, induce or attempt to solicit, recruit or induce for employment or hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Executive to solicit, recruit, induce or attempt to solicit, recruit or induce for employment or hire or engage as an independent contractor, any person who was employed by the Company at any time during the term of the Executive’s employment with CB&I Delaware; provided, however, that this clause (B) shall not apply to any individual’s employment with the Company that has been terminated for a period of six (6) months or longer; or
               (iii) either alone or in association with others, directly or indirectly, solicit, divert or take away or attempt to solicit, divert or take away, or permit any organization directly or indirectly controlled by the Executive to solicit, divert or take away or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts or prospective clients, customers or accounts of the Company that were contacted, solicited or served by the Company at any time during the term of the Executive’s employment with CB&I Delaware.
          (b) Interpretation. If the Executive violates any of the provisions of Section 8(a) of this Agreement, the Executive shall continue to be bound by the restrictions set forth in such Section until a period of eighteen (18) months has expired without any violation of all such provisions. If any restriction set forth in this Section 8 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable. The Executive acknowledges that the obligations and restrictions contained in this Section 8 are necessary for the protection of the business and goodwill of the Company and considers the restrictions to be reasonable for such purpose.
     9. Assignment of Inventions and Confidential Information. The Executive agrees that he will execute an Employee Invention and Confidential Information Agreement, a copy of which is attached hereto as Exhibit A, contemporaneous with his execution of this Agreement.
     10. Standstill. The Executive hereby withdraws all proposals he has made with respect to matters to be addressed at the 2006 CBINV General Shareholders’ Meeting, including, but not limited to, those discussed in the letter from the Executive to Mr. Browning dated March 11, 2006. The Executive further agrees that he will take any and all actions and execute any and all documentation necessary to effectuate such withdrawal as required by the Company. Until the fifth (5th) anniversary of the date this Agreement becomes binding and enforceable, the Executive hereby agrees that neither he nor any of his affiliates (as such term is defined in Rule 405 under the Securities Act of 1933, as amended) nor his representatives will in any manner, directly or indirectly: (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise, assist or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company; (ii) any tender or exchange offer, merger or other business combination involving the Company; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a “group” (as defined under Section 13d-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to any securities of the Company; (c) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors, Supervisory Board or policies of the Company; (d) take any action that might force the Company to make a public announcement regarding any of the types of matters set forth in item (a) above; (e) exercise any rights under Article 114a of Book 2 of the Dutch Civil Code or any right to request that a shareholder meeting of CBINV be held; or (f) enter into any discussions or arrangements with any third party with respect to any of the foregoing. The Executive also agrees that the Company shall be entitled to equitable relief, including injunctive relief, in the event of any breach of this Section 10 and that he shall not oppose the granting of such relief. Notwithstanding anything herein to the contrary, the Parties agree that nothing in this Agreement shall affect in any way the

Executive’s rights as a shareholder to: (x) sell any shares of the Company’s capital stock owned by the Executive; (y) receive dividends, if any, in respect of any shares of the Company’s capital stock owned by the Executive; or (z) receive notices and other communications from the Company. The Parties agree further that, notwithstanding anything herein to the contrary, the Executive may, as long as he is a shareholder of CBINV, in person or represented by proxy, attend and vote at shareholders meetings of CBINV and exercise rights under Dutch law to address the meeting and to ask questions; provided, however, that neither the Executive nor any of his affiliates or representatives may at any shareholders meeting introduce any resolution not included in the agenda for such meeting or propose any amendment to any resolution, unless such amendment is supported by the management of the Company.
     11. Indemnification and Advancement of Fees. The Company shall indemnify the Executive and hold him harmless from any cost, expense or liability arising out of or relating to any acts or omissions made by him as an employee, officer or director of the Company and advance expenses therefor to the fullest extent required by CBINV’s Directors’ and Officers’ Liability Insurance Policy, CBINV’s Articles of Association, CB&I Delaware’s Certificate of Incorporation and Bylaws, the Indemnification Agreement dated April 9, 1997 between CBIBV and the Executive and the Indemnification Agreement dated April 9, 1997 between Chicago Bridge & Iron Company and the Executive (together, the “Indemnification Documents”) and not prohibited by applicable law; provided, however, that the Company shall not indemnify the Executive for any cost, expense or liability arising out of or relating to the Dutch Action or any other matter released pursuant to Section 4 hereof. The Executive agrees to repay any amounts provided to the Executive for such indemnification or for any advancement of expenses under the Indemnification Documents, or any agreements pertaining thereto, if it is ultimately determined under the terms of this Agreement that the Executive is not entitled to indemnification pursuant to any or all of the Indemnification Documents, was not entitled to advancement of expenses thereunder, or is required otherwise to repay such amounts. The Executive’s counsel will send to counsel for the Company a courtesy copy of invoices relating to legal fees or expenses incurred by the Executive concurrently with the transmittal to the Company. Counsel for the Company will contact counsel for the Executive within fifteen (15) business days of the Company’s receipt of any such invoice in order to notify such counsel of the Company’s position with respect to its obligation to pay such invoice pursuant to the Indemnification Documents. The Company and the Executive agree to address certain outstanding claims of the Executive for advancement of fees as set forth in the letter from the Company dated May 2, 2006.
     12. Repayment under Section 304. The Executive agrees that he shall, in the event of occurrences under and then consistent with and to the extent required by Section 304 of the Corporate and Criminal Fraud Accountability Act (as codified at 15 U.S.C. § 7243) (“Section 304”), repay or pay to CB&I Delaware any bonus or other incentive-based or equity-based compensation or profit described within Section 304 received by the Executive.
     13. Filing of Forms 4 and 5. After this Agreement becomes binding and enforceable, CB&I Delaware shall, within two (2) business days after the Executive provides the information referred to below, file on the Executive’s behalf all previously unfiled Forms 4 and 5 required by Section 16(a) of the Exchange Act with respect to the Executive’s employment or directorship for periods before the date of this Agreement. In doing so, CB&I Delaware shall rely exclusively on the information that the Executive provides with respect to matters to be so reported, which information the Executive acknowledges shall be truthful and accurate and provided by him in a timely manner, and the Executive shall hold harmless the Company for any fines, penalties, liabilities, or legal fees that may relate to such filings and to its reliance on such information.
     14. Return of Company Property. The Executive confirms that he has returned to CB&I Delaware in good working order all property of the Company in the Executive’s possession or control, including, but not limited to, all keys, files, records (and copies thereof), proprietary and/or confidential information, equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), identification and vehicles, and has left intact all electronic documents, including, but not limited to, those that he developed or helped to develop during his employment. The Executive further confirms that he has cancelled all accounts for his benefit, if any, in the name of the Company, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.
     15. Business Expenses and Final Compensation. The Executive acknowledges that he has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of his employment and his service to the Company in all capacities and that no other reimbursements are owed to him. The Executive further acknowledges that he has received payment in full for all services rendered to the Company and that no other wages, benefits, bonuses, incentive compensation, severance pay or other compensation is owed to him, except as provided herein.
     16. Nondisparagement. To the extent permitted by law, the Executive understands and agrees that as further consideration for this Agreement, he will not make any false, defamatory, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company or to any other entity or person regarding any of the Released Parties or any of the Company’s customers or suppliers or about the Company’s business affairs or financial condition; provided, however, that this shall not apply to truthful communications the Executive is required by law to make to the Supervisory Board, the Audit Committee of the Supervisory Board, any governmental entity, or in any litigation or arbitration. The Company also understands and agrees that, to the extent permitted by law, and as further consideration for this Agreement, its executive officers and directors will not make any false, defamatory, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company or to any other entity or person regarding the Executive; provided, however, that this shall not apply to truthful communications such officers and directors make to the Supervisory Board or the Audit Committee of the Supervisory Board, or that they are required by law to make to any governmental entity or in any litigation or arbitration.
     17. Confidentiality. To the extent permitted by law, the Executive understands and agrees that, as further consideration for this Agreement, the contents of the negotiations and discussions resulting in this Agreement shall be maintained as confidential by the Executive, his agents and representatives and shall not be disclosed except to the extent required by federal or state law. The Company agrees that, as further consideration for this Agreement, it shall not disclose to any third parties, other than any governmental or regulatory authorities as it deems appropriate, the contents of the negotiations and discussions resulting in this Agreement, except as required by law. The Executive acknowledges that the Company is free to disclose this Agreement as required by applicable law, rule or regulation or to any governmental or regulatory authorities as it deems appropriate, in its sole discretion. If the Company files a form 8-K regarding this Agreement, it shall provide to the Executive within twenty-four (24) hours prior to such filing a courtesy copy of the language it intends to use regarding this Agreement (and shall also use its best efforts to provide within such time period a courtesy copy of the language it intends to use in any press release it may issue associated with this Agreement), and the Company agrees to consider, but need not include, any comments the Executive may have with respect thereto.
     18. Tax Advice. The Executive represents that he has not sought from the Company or any of its officers, directors, agents or attorneys any tax advice relating to this Agreement.
     19. No Admission of Wrongdoing. Nothing contained herein shall be deemed to be an admission of liability or wrongdoing by either of the Parties.
     20. Amendment. This Agreement shall be binding upon the Parties and may not be modified in any manner except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the Parties hereto.
     21. Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, permitted assigns, heirs, executors, successors and administrators, and except as provided herein, is not intended to confer any benefits upon or create any rights in favor of any person or entity other than the Parties. The Executive may not assign this Agreement.
     22. Waiver of Rights. No delay or omission by the Parties in exercising any rights under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

     23. Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
     24. Injunctive Relief. The Company and the Executive agree that any breach of Section 10 of this Agreement by a Party is likely to cause the other Party substantial and irrevocable damage and that therefore, in the event of any such breach, the non-breaching Party shall be entitled to specific performance and other injunctive relief without posting a bond, in addition to such other remedies that may be available.
     25. Applicable Law. This Agreement shall be governed by the laws of the State of Texas without regard to conflict of laws provisions. Except as set forth in Section 26, the Executive hereby irrevocably submits to the jurisdiction of the courts of the State of Texas, or if appropriate, a federal court located in the State of Texas (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof, and further agrees that he shall not bring any such suit, action or other proceeding in any other forum, including, without limitation, any Dutch court. The Parties hereby acknowledge and agree that to the extent that the Indemnification Documents are designated as being governed by the laws of the State of Delaware and/or the laws of any other jurisdiction, such laws shall continue to govern the Indemnification Documents and the Parties’ rights and obligations pursuant thereto, provided that all claims arising out of the Indemnification Documents shall be arbitrated as set forth in Section 26 hereof and shall not be brought in any other forum.
     26. Arbitration. Except as set forth in Sections 24 and 25, the Company and the

Executive agree that they shall arbitrate under the auspices of the American Arbitration Association (“AAA”) any and all disputes arising out of, relating to or in connection with this Agreement, including, but not limited to, any current or future dispute(s) between the Parties concerning indemnification and/or advancement of fees pursuant to any or all of the Indemnification Documents. Any arbitration shall be convened in Washington, D.C. and shall be conducted in accordance with the AAA’s then-current Commercial Arbitration Rules and Procedures (the “Rules”), before a single arbitrator who shall be selected in accordance with the Rules, unless the Company and the Executive mutually agree to designate or select an arbitrator in some other manner. Each Party shall pay for its own costs and attorneys’ fees in connection with any arbitration, and the Parties shall share equally the fees of the arbitrator. The Party demanding arbitration shall give written notice of any claim to the other Party no later than the expiration of the statute of limitations that the law prescribes for the claim. Otherwise, the claim shall be void and deemed waived. The written notice shall identify and describe the nature of the claim(s) asserted, the facts upon which such claims are based and the relief or remedy sought. The notice shall be sent to the other Party by certified or registered mail, return receipt requested. The Company and the Executive understand and agree that the existence, proceedings and outcome of any arbitration, including, but not limited to, any material filed with the arbitrator, the contents of any depositions and testimony, any negotiations and discussions between the Parties, any documents produced during the course of the arbitration and any remedy imposed or damages awarded by the arbitrator, shall remain confidential and shall not be disclosed to any third party, except as required by federal or state law or as otherwise agreed to in writing by both the Company and the Executive. Failure to maintain such confidentiality shall entitle the non-breaching Party to liquidated damages to be determined by the arbitrator. The Company and the

Executive further agree that, except as set forth in Sections 24 and 25, arbitration in accordance herewith shall be the sole forum for disputes hereunder, including, but not limited to, any disputes under Section 11 or the Indemnification Documents, notwithstanding anything in the Indemnification Documents to the contrary.
     27.  Acknowledgments. The Executive acknowledges that he has been given at least twenty-one (21) days to consider this Agreement, and that the Company advised him in writing to consult with an attorney of his own choosing prior to signing this Agreement. The Executive also acknowledges that the Consideration described herein is adequate and sufficient consideration for entering into this Agreement, including Sections 8 and 10 hereof. The Executive understands that he may revoke this Agreement for a period of seven (7) days after he signs it, and that the Agreement shall not be binding or enforceable until the expiration of this seven (7) day revocation period.
     28. Voluntary Assent. The Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Executive states and represents that he has fully discussed and reviewed the terms of this Agreement with an attorney. The Executive further states and represents that he has carefully read this Agreement, understands the contents hereof, freely, voluntarily and without duress assents to all of the terms and conditions hereof, and signs his name of his own free act.
     29. Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and the settlement of claims against the Released Parties, and terminates and supersedes all previous oral and written negotiations, agreements and commitments in connection therewith.

     30. Authority to Execute. The person executing this Agreement on behalf of each Party hereto represents that he or she has been and is authorized to agree to the terms of this Agreement by the respective Party on whose behalf he or she is acting to execute this Agreement.
     31. Counterparts. This Agreement may be executed in signed counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument. Facsimile signatures shall have the same force and effect as original signatures.
     32. Recital Paragraphs. The recital paragraphs at the beginning of this Agreement are incorporated by reference as if fully set forth herein.
     IN WITNESS WHEREOF, all Parties have set their hand and seal to this Agreement as of the date(s) set forth below.

CHICAGO BRIDGE & IRON COMPANY (DELAWARE)

By:	/s/ Walter G. Browning

Walter G. Browning General Counsel

Dated:	May 2, 2006

CHICAGO BRIDGE & IRON COMPANY N.V.

By:	/s/ Walter G. Browning

Walter G. Browning General Counsel

Dated:	May 2, 2006

CHICAGO BRIDGE & IRON COMPANY B.V.

By:	Walter G. Browning

Walter G. Browning General Counsel

Dated:	May 2, 2006

GERALD M. GLENN

Gerald M. Glenn

Dated:	May 2, 2006

EXHIBIT A
EMPLOYEE INVENTION AND CONFIDENTIAL
INFORMATION AGREEMENT
I. PREAMBLE
WHEREAS, Chicago Bridge & Iron Company N.V. and its subsidiaries and affiliates (collectively the “Company”) hired Gerald Glenn (the “Executive”), and in connection with his employment with the Company, the Executive may have developed inventions, ideas and/or improvements of value to the Company, and the Executive had access to certain proprietary, confidential and trade secret information concerning the Company and its business and will continue to have access to and be provided with certain of such information in connection with, at a minimum, his duties to cooperate with the Company in the investigation, defense or prosecution of any government investigation, claims or actions which now exist or which may be brought in the future against or on behalf of the Company.
NOW THEREFORE, for valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
II. COPYRIGHT, INVENTIONS AND PATENTS
(a) The Executive agrees to make prompt full written disclosure to the Company and to hold in trust for the sole right, benefit, and use of the Company, any inventions, discoveries, trade secrets, developments and improvements (“Inventions”), whether or not patentable, and works of authorship, whether or not copyrightable, which were conceived, developed or reduced to practice, or caused to be conceived, developed or reduced to practice, during the term of the Executive’s employment and for a period of three years thereafter if such Inventions relate to the actual or anticipated business or activities of the Company, result from or are suggested by work performed by the Executive for the Company, or result, in whole or in part, from use of the Company’s property or premises.
(b) The Executive agrees to assign and does hereby assign to the Company all right, title, and interest in and to all such Inventions and works of authorship, and further agrees, at the Company’s request and expense, to review, execute, acknowledge and deliver any and all papers, not necessarily limited to applications for patents and copyrights, and to execute any oath or declaration and verify any document in connection with carrying out the terms of this Employee Invention and Confidential Information Agreement (the “Confidential Information Agreement”), except that the Executive shall not be obligated to assign an Invention for which no equipment, supplies, facilities, or trade secret information of the Company was used, and which was developed entirely on the Executive’s own time, unless:
(i)	the Invention relates to:
(1)	the business of the Company; or

(2)	the Company’s actual or demonstrably anticipated research or development; or
(ii)	the Invention results from any work performed by the Executive for the Company.
(c) In the event the Company is unable for any reason whatsoever to secure the signature of the Executive to any lawful and necessary documents required, including those necessary for the assignment of, application for, or prosecution of any United States or foreign applications for letters patent or copyright, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as agent and attorney in fact, to act for and in the Executive’s behalf and stead to execute and file any such documents, and to do all other lawfully permitted acts to further the assignment, prosecution and issuance of letters patent or copyright thereof, with the same legal force and effect as if executed by the Executive. The Executive hereby waives and quitclaims to the Company any and all claims of any nature whatsoever which the Executive may now have or may hereafter have for infringement of any patent or copyright resulting from any such application.
(d) The Executive agrees that any copyrights in work produced by the Executive within the scope and during the term of the Executive’s employment by the Company which relates to past, present or foreseeable business, products, developments, technology or activities of the Company shall be considered as a “work for hire.”
III. FURTHER ASSURANCES
The Executive agrees to assist the Company, or any party designated by the Company, promptly on the Company’s request, in perfecting, registering, maintaining, and enforcing, in any jurisdiction, the Company’s rights in the Inventions by performing all acts and executing all documents and instruments deemed necessary or convenient by the Company including, but not limited to:
1. Executing assignments, applications, and other documents and instruments in connection with (a) obtaining patents, copyrights, trademarks, or other proprietary protections for the Inventions and (b) confirming the assignment to the Company of all right, title, and interest in the Inventions or otherwise establishing the Company’s exclusive ownership rights therein; and
2. Cooperating in the prosecution of patent, copyright and trademark applications, as well as in the enforcement of the Company’s rights in the Inventions, including, but not limited to, testifying in court or other administrative body, or before any patent, copyright, trademark or registry office. The Executive will be reimbursed for all out-of-pocket costs incurred in connection with the foregoing, if requested by the Company.
IV. POWER OF ATTORNEY
The Executive irrevocably appoints the Company to be the Executive’s Attorney-in-Fact in the Executive’s name and on the Executive’s behalf to execute any document and to take any action and to generally use the Executive’s name for the purpose of giving to and preserving for the Company the full benefit of the assignment provisions set forth above.
V. CONFIDENTIALITY
     The Executive shall not at any time directly or indirectly use or disclose for his own purposes or those of any other person, company, business entity or other organization whatsoever any trade secrets or confidential information, knowledge or data of the Company, including without limitation, financial information, client lists, lists of prospective clients, sales records, programs and techniques, Company manuals and policies, computer programs, software and disks, financial statements and projections, business plans, budgets, supplier information, employee compensation schedules, pricing information, or any information which the Executive has been told is “Confidential” or which the Executive might reasonably expect the Company to regard as “Confidential.” Even if information has not been designated or marked “Confidential,” the Executive shall treat information as “Confidential” information if the Executive has been told or otherwise knows or reasonably should know the information is “Confidential.” The restrictions in this paragraph do not apply to information which is (1) readily available to the public or within the Company’s industry, or (2) was acquired by the Executive through independent means or unrelated to the employment relationship with the Company.
VI. EXCLUDED INVENTIONS
All Inventions, if any, which the Executive made or conceived prior to employment by the Company are excluded from the scope of this Confidential Information Agreement. As a matter of record, the Executive has set forth on Exhibit A attached hereto (if any) a complete list of all Inventions relating to the Company’s business which have been made or conceived by the Executive prior to employment with the Company. The Executive represents and warrants that such list is complete and accurate in all respects.

The Executive will make full and prompt disclosure to an authorized representative of the Company of all Inventions subject to assignment to the Company, and all information relating thereto in the Executive’s possession or under his control as to possible applications and use thereof.
VII. NO VIOLATION OF THIRD-PARTY RIGHTS
The Executive represents, warrants and covenants that the Executive:
(a)	did not, in the course of employment with the Company, infringe upon or violate any proprietary rights of any third party (including, but not limited to, any third party confidential relationships, patents, copyrights, trade secrets, or other proprietary rights);

(b)	is not a party to any conflicting agreements with third parties which will prevent the Executive from fulfilling the obligations of this Confidential Information Agreement;

(c)	does not have in the Executive’s possession any confidential or proprietary information or documents belonging to others and has not disclosed to the Company, used or induced the Company to use, any confidential or proprietary information or documents of others, and will not do so; and

(d)	has respected any and all valid obligations which the Executive may have had to prior employers or to others relating to confidential information, inventions, or discoveries which are the property of those prior employers or others, as the case may be.
The Executive agrees to indemnify, defend and hold harmless the Company from any loss, liability, claim, damage, costs or expenses of any kind (including, but not limited to, reasonable attorneys’ fees) to which the Company may be subjected by virtue of a breach by the Executive of the foregoing representations, warranties and covenants.
VIII. OBLIGATIONS UPON TERMINATION
The Executive affirms that he has delivered to the Company all physical property including, but not limited to, disks, documents, notes, print-outs, drawings, blueprints, manuals, letters, notes, notebooks, reports, sketches, formulae, computer programs and similar items, memoranda, customer’s lists and all other materials and all copies thereof relating in any way to the Company’s business and in any way obtained during the period of his employment with the Company which was in the Executive’s possession or control prior to the date of this Confidential Information Agreement.
IX. MISCELLANEOUS
The Executive acknowledges that the Executive has had the opportunity to seek legal advice before signing this Confidential Information Agreement and has done so.
The Company may notify anyone who employs the Executive or who evidences an intention to employ the Executive of the existence and provisions of this Confidential Information Agreement.
The invalidity or unenforceability of any provision of this Confidential Information Agreement as applied to a particular occurrence or circumstance or otherwise shall not affect the validity and enforceability or applicability of any other provision of this Confidential Information Agreement.
This Confidential Information Agreement shall inure to the benefit of and may be enforced by the Company, its successors or assigns, and shall be binding upon the Executive’s executors, administrators, legatees, distributees, and other successors in interest and may not be changed in whole or in part except in a writing signed by a duly authorized officer of the Company and the Executive.
Governing Law — Notwithstanding principles of conflicts of law to the contrary, all terms and conditions of this Confidential Information Agreement are to be construed and governed by the laws of the State of

Texas.
Severability — Whenever possible, each provision of this Confidential Information Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Confidential Information Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule, such invalidity, illegality or unenforceability shall not effect any other provision of this Confidential Information Agreement, and this Confidential Information Agreement shall be reformed, construed, and enforced as if such invalid, illegal or unenforceable provision had never been contained therein.
This Confidential Information Agreement contains all of the agreements, representations and understandings of the parties and supercedes all prior agreements, representations and understandings, oral or written, related to the subject matter of this Confidential Information Agreement.
I, Gerald M. Glenn (the Executive’s Signature), do hereby attest and certify that I have read the above Confidential Information Agreement and that I have been advised that, due to the nature of the above Confidential Information Agreement, I should seek legal counsel prior to executing such Confidential Information Agreement. I have sought such legal counsel and understand that the above Confidential Information Agreement restricts my rights and activities with regard to my future work and/or employment possibilities and that the Confidential Information Agreement contains various duties and obligations of mine to the Company.

Signed:	Gerald M. Glenn

Date:	May 2, 2006

Chicago Bridge & Iron Company N.V.

By:	Walter G. Browning

Date:	May 2, 2006